Operating Metrics (Unaudited)

	2017		2016				2015
	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2

Axon & Evidence.com Bookings (millions)	$81.9	$60.1	$72.5	$57.5	$72.0	$52.1	$44.7	$36.9	$30.6
Sequential % Change	36%	-17%	26%	-20%	38%	17%	21%	21%	34%

Annual Service Revenue (millions) (1)	$54.7	$46.2	$40.2	$32.0	$21.1	$18.1	$16.7	$12.0	$9.8

Future Contracted Revenue (millions) (2)	$446.4	$390.0	$350.8	$302.0	$262.8	$202.3	$159.0	$122.4	$94.9
Sequential % Change	14%	11%	16%	15%	30%	27%	30%	29%	33%

Multiple Year Contract % (3)	97%	94%	88%	89%	95%	95%	92%	91%	88%

LTV/CAC	5.5x	4.3x	6.0x	4.9x	6.2x	5.1x	4.3x	4.6x	4.5x

Weapons Op Inc %	33%	35%	36%	38%	33%	34%	37%	35%	39%

Evidence.com new seats booked	20,600	16,400	21,400	15,600	20,200	15,800	13,200	9,300	9,500

Evidence.com cumulative seats booked	169,000	148,400	132,000	110,600	95,000	74,800	59,000	45,800	36,400

(1) Monthly recurring license, integration, warranty and storage revenue annualized.
(2) Cumulative bookings for the Software and Sensors segment minus cumulative recognized revenue related solely to Software and Sensors segment
(3) For orders booked with Evidence.com seats, the % that signed multiple year contracts

SG&A Expenses by Segment (Unaudited)

	Three Months Ended June 30,				Dollar Change	Percent Change
	2017		2016

TASER Weapons segment:
Salaries, benefits and bonus	$6,993	22.0%	$5,150	21.1%	$1,843	35.8%
Stock-based compensation	1,432	4.5	863	3.5	569	65.9
Professional, consulting and lobbying	2,408	7.6	2,932	12.0	(524)	(17.9)
Sales and marketing	2,254	7.1	2,102	8.6	152	7.2
Travel and meals	1,245	3.9	964	4.0	281	29.1
Other	3,160	9.9	2,673	11.0	487	18.2
Total TASER Weapons segment	17,492	55.0	14,684	60.2	2,808	19.1
Software and Sensors segment:
Salaries, benefits and bonus	6,790	21.3	4,177	17.1	2,613	62.6
Stock-based compensation	723	2.3	596	2.4	127	21.3
Professional, consulting and lobbying	2,511	7.9	1,929	7.9	582	30.2
Sales and marketing	2,196	6.9	1,418	5.8	778	54.9
Travel and meals	1,443	4.5	1,104	4.5	339	30.7
Other	669	2.1	471	1.9	198	42.0
Total Software and Sensors segment	14,332	45.0	9,695	39.8	4,637	47.8
Total sales, general and administrative expenses	$31,824	100.0%	$24,379	100.0%	$7,445	30.5

R&D Expenses by Segment (Unaudited)

	Three Months Ended June 30,				Dollar Change	Percent Change
	2017		2016

TASER Weapons segment:
Salaries, benefits and bonus	$742	5.7%	$419	6.2%	$323	77.1%
Stock-based compensation	129	1.0	142	2.1	(13)	(9.2)
Professional and consulting	324	2.5	156	2.3	168	107.7
Travel and meals	152	1.2	155	2.3	(3)	(1.9)
Other	516	4.0	373	5.6	143	38.3
Total TASER Weapons segment	1,863	14.3	1,245	18.6	618	49.6
Software and Sensors segment:
Salaries, benefits and bonus	6,286	48.4	3,432	51.1	2,854	83.2
Stock-based compensation	1,537	11.8	635	9.5	902	142.0
Professional and consulting	1,105	8.5	625	9.3	480	76.8
Travel and meals	271	2.1	146	2.2	125	85.6
Other	1,927	14.8	627	9.3	1,300	207.3
Total Software and Sensors segment:	11,126	85.7	5,465	81.4	5,661	103.6
Total research and development expenses	$12,989	100.0%	$6,710	100.0%	$6,279	93.6